Exhibit 99.1

DOUBLEVERIFY ANNOUNCES DEPARTURE OF COO LATER THIS YEAR

NEW YORK, New York, January 19, 2022 – DoubleVerify Holdings, Inc. (NYSE: DV) (“DoubleVerify”) announced today that the company’s Chief Operating Officer (“COO”), Matt McLaughlin, plans to step down in the summer of 2022. McLaughlin joined DoubleVerify in 2011 as COO and has been a key member of the leadership team, most recently overseeing product development and technology.

McLaughlin will continue in his role as COO and lead his current areas of responsibility through end of the first fiscal quarter, and he will then serve in a special advisory capacity to the company through July 1, 2022, managing to certain product development milestones and ensuring a smooth transition.

“Matt has been a valued leader at DoubleVerify for over a decade and integral to the success of the company. Matt is ready for the next stage of his personal endeavors and professional career, and everyone at DV is grateful for his contributions in building the initial foundation of our business and inspiring our legacy of innovation,” said Mark Zagorski, Chief Executive Officer of DoubleVerify. “We continue to be laser focused on our mission to create stronger, safer, more secure digital transactions that drive optimal outcomes for global advertisers”

“It has been my privilege to help DoubleVerify grow into the global leader in digital media quality and performance over the last decade,” said McLaughlin. “Deciding to start a new phase in life was very difficult, but the strength and depth of the team we have built at DV makes me confident the company is well positioned to deliver continued innovations and expanded value to our digital media customers.”

About DoubleVerify

DoubleVerify is a leading software platform for digital media measurement and analytics. Our mission is to make the digital advertising ecosystem stronger, safer and more secure, thereby preserving the fair value exchange between buyers and sellers of digital media. Hundreds of Fortune 500 advertisers employ our unbiased data and analytics to drive campaign quality and effectiveness, and to maximize return on their digital advertising investments – globally. Learn more at www.doubleverify.com.

Investor Relations

Tejal Engman

DoubleVerify

IR@doubleverify.com

Media

Chris Harihar

Crenshaw Communications

646-535-9475

chris@crenshawcomm.com